Exhibit 15.2

CONSENT OF PRICEWATERHOUSECOOPERS OY

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-253253, 333-236903, 333-230467, 333-223848, and 333-187096) of Nokia Corporation of our report dated March 5, 2020, except for the change in the manner in which the Company accounts for other operating income and expenses discussed in Note 2 to the consolidated financial statements, as to which the date is March 4, 2021, relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Oy

PricewaterhouseCoopers Oy
Helsinki, Finland
March 4, 2021